Exhibit 3.1

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED BY-LAWS

OF TRIPADVISOR, INC.

WHEREAS, in accordance with Article XI of the Amended and Restated By-Laws (the “By-Laws”) of TripAdvisor, Inc. (the “Corporation”), the By-Laws are hereby amended as follows:

1. Article IV of the By-Laws be, and hereby is, amended so that, as amended, it reads in its entirety as follows:

“ARTICLE IV

OFFICERS

Section 1. Number and Salaries. The elected officers of the Corporation shall consist of a President, a Secretary, a Treasurer, and such other officers and agents as may be deemed necessary by the Board of Directors. Any two (2) or more offices may be held by the same person.

Section 2. Election and Term of Office. The elected officers of the Corporation shall be elected by the Board of Directors at the first meeting of the Board of Directors following the stockholders’ annual meeting, and shall serve for a term of one (1) year and until a successor is elected by the Board of Directors. Unless otherwise provided in the Certificate of Incorporation or these By-Laws, any officer appointed by the Board of Directors may be removed, with or without cause, at any time by the Board of Directors. Each officer shall hold his office until his successor is appointed or until his earlier resignation, removal from office, or death. All officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof. The Board or any committee thereof may from time to time elect such other officers (including a Chief Financial Officer and one or more Vice Presidents) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these By-Laws or as may be prescribed by the Board or such committee , as the case may be.

Section 3. The Chairman of the Board. Except as otherwise provided in the Certificate of Incorporation, the Chairman shall be elected by the Board of Directors from their own numbers and shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman shall perform such duties and possess such powers as are customarily vested in the office of the Chairman of the Board or as may be vested in him by the Board of Directors. During the time of any vacancy in the office of the Chief Executive Officer (the “CEO”) or in the event of the absence or disability of the CEO, the Chairman shall have the duties and powers of the CEO unless otherwise determined by the Board of Directors. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 3 for the exercise by the Chairman of the powers of the CEO. The Chairman shall be empowered to sign all certificates, contracts and other instruments of the Corporation, and to do all acts that are authorized by the Board of Directors, and shall, in general, have such other duties and responsibilities as are assigned consistent with the authority of a Chairman of the Board of a corporation. In addition, the Board of Directors may designate by resolution one or more Vice Chairmen of the Board with such duties as may from time to time be requested by the Board of Directors.

Section 4. The Chief Executive Officer. The CEO shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to his office. The CEO shall be empowered to sign all certificates, contracts and other instruments of the Corporation, and to do all acts that are authorized by the Board of Directors, and shall, in general, have such other duties and responsibilities as are assigned consistent with the authority of a Chief Executive Officer of a corporation.

Section 5. The President. The Board of Directors may elect a President to have such duties and responsibilities as from time to time may be assigned to him by the Board of Directors. The President shall be empowered to sign all certificates, contracts and other instruments of the Corporation, and to do all acts which are authorized by the Board of Directors, and shall, in general, have such other duties and responsibilities as are assigned consistent with the authority of a President of a corporation.

Section 6. Chief Financial Officer. The Chief Financial Officer (if any) shall act in an executive financial capacity. The Chief Financial Officer shall assist the CEO and the President in the general supervision of the Corporation’s financial policies and affairs. The Chief Financial Officer shall be empowered to sign all certificates, contracts and other instruments of the Corporation, and to do all acts which are authorized by the Board of Directors, and shall, in general, have such other duties and responsibilities as are assigned consistent with the authority of a Chief Financial Officer of a corporation.

Section 7. Vice Presidents. The Board of Directors may from time to time name one or more Vice Presidents that may include the designation of Executive Vice Presidents and Senior Vice Presidents all of whom shall perform such duties as from time to time may be assigned to him by the Board of Directors.

Section 8. The Secretary. The Secretary shall keep the minutes of the proceedings of the stockholders and the Board of Directors; the Secretary shall give, or cause to be given, all notices in accordance with the provisions of these By-Laws or as required by law, shall be custodian of the corporate records and of the seal of the Corporation, and, in general, shall perform such other duties as may from time to time be assigned by the Board of Directors.

Section 9. Treasurer. The Treasurer shall have the custody of the corporate funds and securities, shall keep, or cause to be kept, correct and complete books and records of account, including full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors, and in general shall perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board of Directors.”

The foregoing Amendment No. 1 to the Amended and Restated By-Laws of TripAdvisor, Inc. was adopted by the Board of Directors on February 12, 2013.